FOR IMMEDIATE RELEASE
CONTACT:     Walter E. Daller Jr., Chairman, President and CEO
PHONE:       215-256-8851 ext. 2300

THIRD QUARTER EARNINGS UP 15.6%
AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (October 13, 2004) - Harleysville National Corporation (HNC) (NASDAQ: HNBC), today announced third quarter 2004 earnings of $10.2 million, a 15.6% increase over third quarter 2003 earnings of $8.8 million. Earnings for the nine-month period ending September 30, 2004, were $28.5 million, a 7.9% increase over earnings of $26.4 million for the nine-month period ending September 30, 2003.
The Company’s consolidated total assets were $2.98 billion at September 30, 2004, an increase of 18.0% or $453.2 million above the September 30, 2003, level of $2.52 billion. Of this increase, 9.2% or $231.3 million was attributable to the acquisition of Millennium Bank.
For the quarter ending September 30, 2004, diluted earnings per share of $.38 increased 11.8% over the $.34 earned during the third quarter of 2003, and basic earnings per share at $ .39 increased 8.3% over $ .36 earned in the third quarter of 2003. For the nine-month period ended September 30, 2004, diluted earnings per share of $1.07 were 4.9% higher than the $1.02 earned during the nine months of 2003, and basic earnings per share of $1.11 were up 4.7% from $1.06 during the nine months of 2003. The financial results for 2004 include the impact of operations from the acquisition of Millennium Bank effective April 30, 2004, and the related issuance of 946,000 common shares, as well as the issuance of 1,295,000 shares for a 5% stock dividend payable September 15, 2004. All share and per share information has been restated to reflect this stock dividend.
"We are certainly pleased to announce a double-digit percentage increase in earnings. And, we are especially happy to report core loan growth, which exceeded 15.2% for the most recent twelve months" said Walter E. Daller, Jr., President and CEO of HNC.

Net interest income on a fully tax-equivalent basis in the third quarter of 2004 increased $2.5 million or 11.7% over the same period in 2003 and increased $4.5 million or 6.9% from the nine-month period ending September 30, 2003. This increase was primarily the result of higher earning asset volumes. The net interest margin for the third quarter of 2004 was 3.51%, compared to 3.71% for the third quarter of 2003, the decline being primarily due to the decline in loan yields. Average earning assets increased $397 million or 17.3% during the third quarter of 2004 versus the comparable period in 2003, while average loans increased $362.9 million or 26.8%. Loans totaling $157.1 million were acquired in the acquisition of Millennium Bank.
    The company also experienced an improvement in loan quality during the third quarter of 2004, compared to the third and fourth quarters of 2003. Nonperforming assets decreased in the third quarter of 2004 by $1.5 million and $912,000 from the third and fourth quarters of 2003, respectively. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 425.4% at September 30, 2004, compared to 371.7% at December 31, 2003, and 326.5% at September 30, 2003. Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .15% of total assets at September 30, 2004, an improvement from .22% at December 31, 2003, and .24% at September 30, 2003. The lower provision for loan losses for the three and nine- month periods ending September 30, 2004, compared to the same periods in 2003, is reflective of the improved loan quality and management’s continued analysis.
    Core deposits increased 21.1% or $267.7 million, to $1.54 billion at September 30, 2004, from $1.27 billion at September 30, 2003. Of this increase, 4.7% or $59.8 million was due to the acquisition of Millennium Bank. Total deposits increased $218.9 million for the same period of which $151.2 million was due to the acquisition of Millennium Bank. Borrowings increased $183.7 million or 69.6% primarily due to loan growth and the Millennium Bank acquisition.
Trust and investment advisory services income for the quarter ending September 30, 2004 increased $924,000 or 96.9% from the same period a year ago. Of this amount, $676,000 or 70.9% was attributable to the acquisition of Millennium Bank. Total noninterest income of $6.7 million for the current quarter reflects an increase of $1.4 million from the comparable period in 2003, primarily due to an increase of $924,000 in trust and investment advisory fees and an increase of $680,000 in the gains related to the auto leasing portfolio, partially offset by a $247,000 decrease in the gain on sales of investment securities. For the first nine months of 2004, total noninterest income of $18.8 million decreased $3.7 million, or 16.3% from $22.4 million in the comparable period last year. This was mainly due to a decrease of $4.8 million on the sale of investment securities and a $1.1 million decrease in life insurance income, partially offset by an increase of $1.8 million in trust and investment advisory income and an increase of $680,000 in the gains related to the auto leasing portfolio.
Noninterest expense of $14.5 million increased $1.4 million or 10.5% from $13.1 million in the third quarter of 2003. The increase in noninterest expense was due to a $1.8 million increase in salaries and benefits primarily related to the acquisition of Millennium and a $427,000 increase in amortization of mortgage servicing rights, partially offset by a decrease in other expenses of $947,000. The decrease in other expenses was due to higher deferred loan expenses of $1.3 million, offset by an increase of $398,000 in marketing costs. For the first nine months of 2004, noninterest expense decreased $2.9 million, or 6.2%, to $42.9 million from $45.7 million in 2003. This decrease was mainly due to lower off-lease vehicle residual reserve of $2.6 million, a decrease of $2.6 million in Federal Home Loan Bank borrowings prepayment fees, and higher loan origination expense deferrals amounting to $2.4 million, partially offset by an increase of $3.2 million in salary and employee benefit expense and $493,000 in occupancy expense, mostly related to the Millennium acquisition and a new branch opening.
Harleysville National Corporation, with assets of $2.98 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with assets under management exceeding $1.4 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of the Millennium Wealth Management and Private Banking Group. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data
(Dollars in thousands, except per share data)
September 30, 2004
(unaudited)

For the period:	Three Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2004	2004	2004	2003	2003
Interest Income	$33,366	$30,994	$29,173	$30,287	$28,439
Interest Expense	11,286	9,674	8,943	9,393	9,216
Net Interest Income	22,080	21,320	20,230	20,894	19,223
Provision for Loan Losses	499	497	489	641	630
Net Interest Income after
Provision for Loan Losses	21,581	20,823	19,741	20,253	18,593

Service Charges	2,000	1,929	1,925	2,081	2,007
Gains on Sales of Investment Securities, Net	112	641	900	164	359
Trust, Investment Services and Advisory Income	1,878	1,588	1,121	1,017	954
Bank-Owned Life Insurance Income	647	521	611	680	673
Other Income	2,056	1,608	1,226	1,274	1,259
Total Noninterest Income	6,693	6,287	5,783	5,216	5,252

Salaries, Wages and Employee Benefits	9,754	8,834	8,277	7,518	7,938
Occupancy	1,135	1,120	1,084	924	941
Furniture and Equipment	1,414	1,510	1,258	1,637	1,525
Other Expenses	2,174	3,129	3,198	3,812	2,694
Total Noninterest Expense	14,477	14,593	13,817	13,891	13,098

Income Before Income Taxes	13,797	12,517	11,707	11,578	10,747
Income Tax Expense	3,632	3,135	2,800	2,606	1,952
Net Income	$10,165	$9,382	$8,907	$8,972	$8,795

Per Common Share Data:
Weighted Average Common Shares - Basic	26,240,616	25,861,549	25,128,032	25,029,504	25,003,053
Weighted Average Common Shares - Diluted	27,055,603	26,722,932	26,033,205	26,007,148	25,816,995
Net Income Per Share - Basic	$0.39	$0.37	$0.35	$0.35	$0.36
Net Income Per Share - Diluted	$0.38	$0.35	$0.34	$0.35	$0.34
Cash Dividend Per Share	$0.18	$0.16	$0.16	$0.18	$0.15
Book Value	$10.19	$9.58	$9.45	$9.07	$8.75
Market Value	$24.51	$24.38	$26.50	$28.67	$22.28

For the period:	Nine Months Ended
	September 30,
	2004	2003
Interest Income	$93,533	$88,913
Interest Expense	29,903	30,686
Net Interest Income	63,630	58,227
Provision for Loan Losses	1,485	2,559
Net Interest Income after
Provision for Loan Losses	62,145	55,668

Service Charges	5,854	5,774
Gains on Sales of Investment Securities, Net	1,653	6,449
Trust, Investment Services and Advisory Income	4,587	2,820
Bank-Owned Life Insurance Income	1,779	1,935
Income on Life Insurance	-	1,119
Other Income	4,890	4,325
Total Noninterest Income	18,763	22,422

Salaries, Wages and Employee Benefits	26,865	23,655
Occupancy	3,339	2,846
Furniture and Equipment	4,182	4,206
Prepayment Fee	-	2,594
Other Expenses	8,501	12,437
Total Noninterest Expense	42,887	45,738

Income Before Income Taxes	38,021	32,352
Income Tax Expense	9,567	5,991
Net Income	$28,454	$26,361

Per Common Share Data:
Weighted Average Common Shares - Basic	25,745,214	24,983,586
Weighted Average Common Shares - Diluted	26,614,877	25,782,847
Net Income Per Share - Basic	$1.11	$1.06
Net Income Per Share - Diluted	$1.07	$1.02
Cash Dividend Per Share	$0.50	$0.44

	2004	2004	2004	2003	2003
Asset Quality Data:	3Q	2Q	1Q	4Q	3Q
Nonaccrual Loans	$3,235	$3,245	$3,645	$3,343	$3,962
90 + Days Past Due Loans	948	919	1,178	1,164	1,200
Nonperforming Loans	4,183	4,164	4,823	4,507	5,162
Net Assets in Foreclosure	347	389	423	935	893
Nonperforming Assets	$4,530	$4,553	$5,246	$5,442	$6,055
Loan Loss Reserve	$17,795	$17,940	$16,464	$16,753	$16,854
Loan Loss Reserve / Loans	1.00%	1.07%	1.15%	1.19%	1.22%
Loan Loss Reserve / Nonperforming Loans	425.4%	430.8%	341.3%	371.7%	326.5%
Nonperforming Assets / Total Assets	0.15%	0.16%	0.21%	0.22%	0.24%
Net Loan Charge-offs	$644	$698	$778	$742	$1,313
Net Loan Charge-offs (annualized)
/ Average Loans	0.15%	0.18%	0.22%	0.21%	0.39%

	2004	2004	2004	2003	2003
Selected Ratios (annualized):	3Q	2Q	1Q	4Q	3Q
Return on Average Assets	1.40%	1.37%	1.43%	1.41%	1.44%
Return on Average Shareholders' Equity	15.61%	15.06%	15.33%	16.22%	16.11%
Return on Average Shareholders'
Realized Equity *	15.40%	15.17%	15.97%	16.56%	16.65%
Yield on Earning Assets (FTE)	5.18%	5.12%	5.25%	5.38%	5.31%
Cost of Interest Bearing Funds	2.01%	1.82%	1.86%	1.88%	1.95%
Net Interest Margin (FTE)	3.51%	3.62%	3.73%	3.82%	3.71%
Leverage Ratio	8.99%	9.28%	10.04%	8.77%	8.97%

* Excluding unrealized gain (loss) on investment securities available for sale.

	2004	2003
Selected Ratios (annualized):	Year-to-date	Year-to-date
Return on Average Assets	1.40%	1.44%
Return on Average Shareholders' Equity	15.42%	16.32%
Return on Average Shareholders'
Realized Equity *	15.57%	16.99%
Yield on Earning Assets (FTE)	5.19%	5.51%
Cost of Interest Bearing Funds	1.90%	2.14%
Net Interest Margin (FTE)	3.62%	3.74%

* Excluding unrealized gain (loss) on investment securities available for sale.

Balance Sheet (Period End):	2004	2004	2004	2003	2003
	3Q	2Q	1Q	4Q	3Q
Assets	$2,976,173	$2,865,949	$2,542,328	$2,510,939	$2,523,002
Earning Assets	2,791,891	2,678,772	2,406,068	2,371,816	2,386,477
Investment Securities	975,750	957,398	948,749	924,874	915,832
Loans, Net of Unearned Fees	1,774,189	1,683,528	1,428,145	1,408,391	1,377,682
Other Earning Assets	41,952	37,846	29,174	38,551	92,963
Interest-Bearing Liabilities	2,332,102	2,218,687	1,930,052	1,940,016	1,970,774
Total Deposits	2,209,753	2,093,101	1,968,521	1,979,081	1,990,832
Noninterest-Bearing Deposits	325,132	345,191	317,566	294,121	283,886
Interest-Bearing Checking	320,276	258,739	268,110	283,607	276,941
Money Market	661,480	561,823	521,085	506,516	490,341
Savings	229,992	245,768	225,981	221,778	217,969
Time, under $100,000	527,971	523,587	481,400	491,740	506,976
Time, $100,000 or greater	144,902	157,993	154,379	181,319	214,719
Total Borrowed Funds	447,481	470,777	279,097	255,056	263,828
Federal Home Loan Bank	257,750	241,750	172,750	172,750	168,750
Other Borrowings	189,731	229,027	106,347	82,306	95,078
Shareholders' Equity	266,965	251,877	237,964	227,053	218,878

Balance Sheet (Average):	2004	2004	2004	2003	2003
	3Q	2Q	1Q	4Q	3Q
Assets	$2,878,769	$2,759,563	$2,497,085	$2,543,616	$2,436,763
Earning Assets	2,695,579	2,593,105	2,365,497	2,408,967	2,298,565
Investment Securities	932,330	983,420	910,314	983,318	898,886
Loans, Net of Unearned Fees	1,717,245	1,572,830	1,414,802	1,389,595	1,354,394
Other Earning Assets	46,004	36,855	40,381	36,054	45,285
Interest-Bearing Liabilities	2,237,681	2,136,010	1,931,950	1,993,653	1,888,489
Total Deposits	2,154,443	2,048,279	1,961,481	1,976,616	1,906,373
Noninterest-Bearing Deposits	329,559	316,715	280,809	279,307	278,267
Interest-Bearing Checking	285,735	274,978	280,142	280,076	241,283
Money Market	620,420	537,614	517,846	501,127	479,375
Savings	237,463	239,971	222,807	221,116	219,778
Time, under $100,000	525,701	508,275	487,379	497,281	508,256
Time, $100,000 or greater	155,565	170,726	172,498	197,709	179,414
Total Borrowed Funds	412,797	404,446	251,278	296,344	260,383
Federal Home Loan Bank	255,837	187,608	172,750	172,750	164,728
Other Borrowings	156,960	216,838	78,528	123,594	95,655
Shareholders' Equity	259,035	250,504	232,386	221,236	218,396